As filed with the Securities and Exchange Commission on October 20, 2022

Registration No. 333-219966

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

Form S-3

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

WATERMARK LODGING TRUST, INC.

(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation or organization)	46-5765413 (I.R.S. Employer Identification No.)

150 N. Riverside Plaza

Chicago, Illinois 60606

(847) 482-8600
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Paul J. Huff

Senior Vice President & Chief Legal Officer

150 N. Riverside Plaza

Chicago, Illinois 60606

(847) 482-8600

(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copy to:

Kathleen L. Werner, Esq.

Clifford Chance US LLP

31 West 52nd Street

New York, New York 10019

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.  ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-3D (Registration No. 333-219966) filed by Watermark Lodging Trust, Inc. (“WLT”) (formerly Carey Watermark Investors 2 Incorporated) with the Securities and Exchange Commission on August 14, 2017, registering 40,000,000 shares of WLT Class A Common Stock, par value $0.001 per share (“Class A Shares”), and WLT Class T Common Stock, par value $0.001 per share (“Class T Shares”), relating to the Amended and Restated Distribution Reinvestment Plan (the “Registration Statement”).

On or about October 21, 2022, pursuant to the Agreement and Plan of Merger, dated as of May 6, 2022, by and among WLT, Ruby I Holdings LLC, a Delaware limited liability company, Ruby II Holdings LLC, a Delaware limited liability company, Ruby III Holdings LLC, a Delaware limited liability company, Ruby IV Holdings LLC, a Delaware limited liability company, Ruby Merger Sub I LLC, a Maryland limited liability company (“Merger Sub I”), Ruby Merger Sub II LP, a Delaware limited partnership (“Merger Sub II”), and CWI 2 OP, LP, a Delaware limited partnership (the “Partnership”), Merger Sub II will merge with and into the Partnership, with the Partnership being the surviving entity (the “Partnership Merger”), and Merger Sub I will merge with and into WLT, with WLT being the surviving entity (the “Company Merger,” and together with the Partnership Merger, the “Mergers”).

In the Mergers, each WLT stockholder will have the right to receive, for each Class A Share issued and outstanding immediately prior to the effective time of the Company Merger, merger consideration consisting of $6.768 in cash, without interest, and for each Class T Share issued and outstanding immediately prior to the effective time of the Company Merger, merger consideration consisting of $6.699 in cash, without interest. Neither WLT nor any of its subsidiaries will receive any merger consideration for any Class A Shares or Class T Shares owned by them.

In connection with the Company Merger, WLT is terminating all offerings of WLT’s securities under the Registration Statement. In accordance with an undertaking made by WLT in Part II of the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance which remain unsold at the termination of the offering, WLT hereby removes from registration all of such securities of WLT registered but unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the registrant certifies that it has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Chicago, Illinois, on October 20, 2022.

WATERMARK LODGING TRUST, INC.

By:	/s/ Paul J. Huff
Name:	Paul J. Huff
Title:	Senior Vice President and Chief Legal Officer

Note: No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance on Rule 478 of the Securities Act of 1933, as amended.